UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

July 1, 2010
Date of Report (date of Earliest Event Reported)

Brazil Gold Corp.

(Formerly Dynamic Alert Limited)
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-33714	98-0430746
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
800 Bellevue Way NE, Suite 400, Bellevue, WA 98004
(Address of principal executive offices and zip code)

(425) 637-3080
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers.

On July 1, 2010, Brazil Gold Corp., a Nevada corporation (the “Company”), appointed Mr. Phillip Jennings as President and Chief Operating Officer of the Company, effective immediately.

Mr. Jennings, age 68, is a member of the board of directors of the Company and assumes the posts of President and COO from his position of Vice President Corporate Development, which he has held since December 21, 2009. Mr. Jennings shall hold the positions of President and COO for a term of  three years months/years.

Mr. Jennings does not have any family relationships with any other director or executive officer of the Company.

Mr. Jennings, 68, is an investment banker with significant experience in financing and merger and acquisition activities over the past thirty years. He has created and financed companies in the resource and technology sectors in Asia and South America, as well as the U.S.  Throughout his career, Mr. Jennings has been a leader in applying new technology to existing businesses to increase efficiency and profitability.

In 1992, Mr. Jennings was CEO and founder of Teleres, a joint venture with Dow Jones & Co. and AEGON USA that created the first national online real estate system.  In 1997, he created a similar company in China (Soufun.com) which has grown to be the largest in the world in that industry. He has significant experience and connections in the South American resource business where, since 2001, he has been involved in using tertiary recovery technology methodology in oil and gas exploration in Colombia.  His time in South America led him to become the founder of two ventures using leading-edge technology to identify and map landmines and to distribute water-purifying devices to local communities in Colombia that have been negatively affected by war and the accompanying explosive remnants of such conflict.  To enhance those efforts, he recently co-founded Molecular Resonance Corporation (MRC) to research and develop an electromagnetic spectroscopy system for the airborne detection of Improvised Explosive Devices using sensors developed by Lawrence Livermore National Laboratory combined with MRC proprietary technology.  He currently sits on the board of directors of quant fund managers First Forge Capital LLC, and is a member of the board of directors and the CEO of Avalon Holding Group Inc., which is subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934.

Mr. Jennings has experience in the following fields which the Company requires in order to proceed with its business plan of developing the 102 claims covering approximately 824,411 hectares of mineral rights, which are owned by its majority owned subsidiary, Amazonia Capital e Participacoes Ltda., and are located in the states of Amazonas, Mato Grosso and Rondonia in the Tapajos Greenstone Belt in the Amazon Basin of Brazil:

- Fund raising for exploration purposes, primarily in the oil and gas industry;
- International operations conducted primarily in China and Colombia; and
- Building new organizations through placement of key members of management.

Mr. Jennings was born and educated in the United States, graduating from Oklahoma State University with a degree in Business Administration. He attended the University of Mexico for graduate studies. He is a former U.S. Marine Captain.

As a result of Mr. Jennings appointment as President and COO, his monthly salary will increase from $5,000 per month to $10,000 per month and the Company will be granting to him stock options for an additional 500,000 shares, giving him a total of 1,000,000 in stock options. The options for the additional 500,000 shares have not yet been priced.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

99.1 Press Release dated July 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:                      July 2, 2010

BRAZIL GOLD CORP.

By:           /s/ THOMAS E. SAWYER
Name:  Thomas E. Sawyer
Title:           Chief Executive Officer